Exhibit A

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of November 10, 2015, by and between SB Asia Investment Fund II L.P., a Cayman Islands limited partnership (“Seller”), and Joingear Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Purchaser”).

WHEREAS, Seller currently holds an equity interest in ATA Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) in the form of common shares, par value US$0.01 per share (“Common Shares”), and American Depositary Shares (each representing two Common Shares) (“ADSs”).

WHEREAS, Purchaser seeks to purchase from Seller, and Seller seeks to sell to Purchaser, all 12,707,436 Common Shares (the “Purchased Common Shares”) and 1,219,886 ADSs (“Purchased ADSs,” and together with the Purchased Common Shares the “Purchased Securities”) held as the date hereof by Seller in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I
PURCHASE AND SALE OF THE PURCHASED SHARES

1.1                               Purchase and Sale of Purchased Shares.

Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, the Purchased Securities and any and all rights and benefits incident to the ownership thereof (including, without limitation, accrued and unpaid dividends thereon) at a price of $4.75 per each Purchased Common Shares and $9.50 per each Purchased ADS for an aggregate purchase price of $71,949,238 (the “Purchase Price”) for the Purchased Securities, free and clear of all Encumbrances (as defined below).

1.2                               The Closing.

The closing of the sale and purchase of the Purchased Securities (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Yin Tai Centre, Office Tower, 37th Floor, No. 2 Jianguomenwai Ave., Chao Yang District, Beijing 100022, PRC at 10:00 a.m. local time on the Closing Date. For the purposes of this Agreement, “Closing Date” is November 30, 2015 unless another date is agreed to in writing by the parties; provided, that, if the conditions set forth in ARTICLE IV below have not been satisfied or waived at such time (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time)), then the Closing Date shall be the date that is two (2) Business Days (or a shorter period as agreed to in writing by the parties) after the conditions set forth in ARTICLE IV below have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time).  At the Closing, Purchaser and Seller shall make certain deliveries, as specified in Section 1.3, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.

1.3                               Payment and Deliveries at Closing

(a)                                 At the Closing, Purchaser shall pay the Purchase Price to Seller by electronic bank transfer of immediately available funds to the bank account which Seller has designated in writing to Purchaser reasonably in advance of the Closing Date.

(b)                                 At the Closing, Seller shall deliver to Purchaser:

(i)                                     share certificate(s) representing the Purchased Common Shares and duly executed instruments of transfer in favor of Purchaser in respect of the Purchased Common Shares, and such other documents and instruments necessary to transfer to Purchaser all of Seller’s right, title and interest in and to the Purchased Common Shares.

(ii)                                  evidence of the irrevocable instructions to Seller’s agent or other account representative to credit the Purchased ADSs to Purchaser’s balance account (which shall be with an agent or other account representative which is a participant with The Depository Trust Company (“DTC”)) in accordance with the written settlement instructions delivered by Purchaser to Seller prior to the Closing Date and the applicable procedures of DTC.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date that each of the statements set out in Article II is now and will at Closing be true and accurate.

2.1                               Organization

Seller is a limited partnership duly organized and validly existing under the Laws of the Cayman Islands and has the requisite power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

2.2                               Title to Purchased Securities.

Seller is the sole and exclusive record and beneficial owner of the Purchased Securities and owns such Purchased Securities free from all taxes, liens, claims, encumbrances, mortgage, charges, security interests, pledges, hypothecation, title defect, escrows, lock-up arrangements, right of preemption, put or call right, adverse claim of ownership and restrictions on transfer (except for restrictions or limitations on transfer imposed by applicable United States federal or state securities laws) (“Encumbrances”).  Seller has good and valid title to the Purchased Securities. Other than this Agreement, there are no outstanding rights, options, subscriptions or other agreements or commitments (oral or written) by which Seller is bound relating to its sale or transfer of the Purchased Securities, and, other than this Agreement, the Purchased Securities are not subject to any other purchase agreement, buy/sell agreement, proxy, voting agreement, voting trust agreement, right of first refusal, redemption or any other similar agreement or lock-up or other restriction on their transfer or sale or on the ability of Purchaser to sell or transfer the Purchased Securities. Delivery to Purchaser of the Purchased Securities in the manner provided in Section 1.3(b) will (i) pass good and marketable title to the Purchased Securities to Purchaser, free and clear of all Encumbrances, and (ii) convey, free and clear of all Encumbrances, any and all rights and benefits incident to the ownership of such Purchased Securities.  Other than the Purchased Securities, Seller does not “beneficially own” (as such term is defined under Section 13(d) of the Securities and Exchange Act of 1934, as amended) any Common Shares or any other securities of the Company.

2.3                               Authority.

Seller has all requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to sell and transfer the Purchased Securities.  This Agreement has been duly and validly authorized, executed and delivered on behalf of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

2.4                               Accredited Investor Status.

Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

2.5                               Noncontravention.

The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of Seller, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Seller is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws) applicable to Seller, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations hereunder.

2.6                               Consents.

No consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

2.7                               Seller Status.

Seller (a) is a sophisticated person with respect to the sale of the Purchased Securities to be sold by it hereunder; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Securities to be sold by it hereunder; and (c) has independently and without reliance upon Purchaser, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon Purchaser’s express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants.  Seller acknowledges that Purchaser has not given Seller any investment advice, credit information or opinion on whether the sale of the Purchased Securities is prudent.

2.8                               Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to Seller’s knowledge, threatened, of any nature against Seller or any director or officer of Seller (in their capacity as directors and officers of Seller), which would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder, or that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

2.9                               No Brokers.

Seller has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants with respect to only itself to Seller as of the date hereof that each of the statements set out in Article III is now and will at Closing be true and accurate.

3.1                               Organization

Purchaser is company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

3.2                               Authority.

Purchaser has all requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to purchase the Purchased Securities.  This Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser, and this Agreement constitutes the legal, valid and binding obligation of such Purchaser and enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3                               Accredited Investor Status.

Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

3.4                               Noncontravention.

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Purchaser is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws) applicable to Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

3.5                               Purchaser Status.

The Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act. Purchaser (a) is a sophisticated person with respect to the purchase of the Purchased Securities; (b) has had the opportunity to ask questions of and receive answers from representatives of Seller, the Company and each of their respective officers, directors, employees and agents concerning the Company in order for Purchaser to make an informed decision with respect to its investment in the Purchased Securities; (c) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Purchased Securities; (d) is able to bear the economic risk associated with the purchase of the Purchased Securities, has such knowledge and experience, and has undertaken transactions regarding investments of similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of the Purchased Securities; and (e) has independently and without reliance upon Seller, and based on such information as such Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Purchaser has relied upon Seller’s express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants.  Purchaser acknowledges that Seller has not given Purchaser any investment advice, credit information or opinion on whether the purchase of the Purchased Securities is prudent.  Purchaser acknowledges and agrees that the Purchased Securities have not been registered for sale or resale under the Securities Act and are being transferred under this Agreement pursuant to an exemption from the registration requirements of the Securities Act.  Purchaser is acquiring the Purchased Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.  Purchaser is acquiring the Purchased Securities hereunder in the ordinary course of its business.  Purchaser does not presently have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Purchased Securities.

3.6                               No Brokers.

Purchaser has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.7                               Sufficient Funds.

Purchaser shall have on the Closing Date sufficient funds on hand to pay in full the Purchase Price.

ARTICLE IV
CONDITIONS TO CLOSING

4.1                               Conditions to Seller’s Obligation to Sell.

The obligation of Seller to sell the Purchased Securities to Purchaser on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for Seller’s sole benefit and may be waived by Seller at any time in its sole discretion by providing Purchaser with prior written notice thereof:

(a)                                 Purchaser shall have executed and delivered this Agreement to Seller.

(b)                                 Contemporaneously with the Closing, Purchaser shall have delivered the Purchase Price by wire transfer of immediately available funds pursuant to the written wire instructions provided by Seller.

(c)                                  All of the representations and warranties of Purchaser in ARTICLE III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at that date, and Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing Date.

4.2                               Conditions to the Purchaser’s Obligation to Purchase.

The obligation of Purchaser to purchase the Purchased Securities on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion by providing Seller with prior written notice thereof:

(a)                                 Seller shall have executed and delivered this Agreement to the Purchaser.

(b)                                 All of the representations and warranties of Seller in ARTICLE II shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at that date; provided, however, that each representation or warranty made by Seller in Section 2.1, Section 2.2, Section 2.3 and Section 2.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date, and Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing Date.

ARTICLE V
MISCELLANEOUS PROVISIONS

5.1                               Fees.

Each Seller and Purchaser shall pay all of their own respective legal fees and costs and expenses, and to pay any and all of their own respective taxes (including sales taxes, income taxes, business taxes, capital gains taxes, stamp duties, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expense) incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. It shall be the sole responsibility of each of Seller and Purchaser to make any of its own required tax filings and to pay any and all of its own respective taxes (including sales taxes, income taxes, business taxes, capital gains taxes, stamp duties, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expense) incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby.

5.2                               Governing Law; Jurisdiction; Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5.3                               Indemnification.

In consideration of Purchaser’s execution and delivery of this Agreement and acquiring the Purchased Securities thereunder and in addition to all of Seller’s other obligations under this Agreement, Seller shall defend, protect, indemnify and hold harmless Purchaser and its shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement, or (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement.  To the extent that the foregoing undertaking by Seller may be unenforceable for any reason, Seller shall make the maximum contribution to the payment and satisfaction of the Purchaser Indemnified Liabilities that is permissible under applicable law.  Notwithstanding any provision of this Section 5.3 to the contrary, Seller shall not have any liability under this Agreement for amount in excess of those amount actually received by it hereunder or for any consequential, exemplary, special, incidental or punitive damages of any kind whatsoever.

5.4                               Securities Laws; Legends.

(a)                                 Purchaser acknowledges and agrees that as of the date hereof Purchased Securities have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available.  Purchaser acknowledges that it has no right to require the Company to register Purchased Securities.  Purchaser further acknowledges and agrees that any certificate for the Purchased Common Shares shall bear a legend substantially as set forth in paragraph (b) of this Section 5.4 (and any Purchased Common Shares evidenced in book entry form shall contain appropriate comparable notation and reflect related stop transfer instructions).

(b)                                 Any certificates for the Purchased Common Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

5.5                               Headings.

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

5.6                               Severability.

If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

5.7                               Entire Agreement; Amendments.

This Agreement supersedes all other prior oral or written agreements among Purchaser and Seller, their affiliates and persons acting on their behalf solely with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties solely with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Seller nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by Seller and Purchaser.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

5.8                               Notices.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail; or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to Seller, to

SB Asia Investment Fund II L.P.

C/O M&C Corporate Services Limited

Address:                                                 PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

C/O SAIF PARTNERS

Address:                                                 18F Tower C, Central International Trade Center

6A Jianguomenwai Avenue, Chao Yang District

Beijing, China 100022

Facsimile:                                         +86 10 6563 0252

Attention:                                         Mr. Xuejun Xie

If to Purchaser, to

Address:                                                 1/F, East Gate, Building No.2, Jianwai SOHO, No.39, Dongsanhuanzhong Rd. Chaoyang District, Beijing, PRC

Facsimile:                                         +86 10 5869 8106

Attention:                                         Mr. Kevin Xiaofeng Ma

or to such other address, facsimile number or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (ii) above.

5.9                               Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

5.10                        No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

5.11                        Survival.

Unless this Agreement is terminated by mutual consent of each Seller and Purchaser, the representations and warranties of each Seller and Purchaser contained in Articles II and III, respectively, shall survive the Closing Date and the delivery, in whole or in part, of the Purchased Securities.

5.12                        Termination.

In the event that the Closing shall not have occurred on or before thirty (30) business days from the date hereof due to any Seller’s or Purchaser’s failure to satisfy the conditions set forth in ARTICLE IV (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. In the event of termination of this Agreement as provided in this Section 5.12, this Agreement (other than for Section 5.1 and this Section 5.12, which shall survive such termination ), shall forthwith become void and there shall be no liability hereunder in respect of any of the parties, or their respective officers, directors, managers, members or shareholders, except that nothing herein shall relieve any party from liability for any willful and material breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained herein. Notwithstanding anything to the contrary herein, if Purchaser fails to pay the Purchase Price at the Closing Date after using commercially reasonable efforts to obtain funding prior to the Closing Date, this Agreement shall be terminated automatically, and Purchaser shall not be liable to Seller for any damages or losses resulting from such failure.

5.13                        No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.14                        Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

5.15                        Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars.  All amounts owing under this Agreement shall be paid in United States dollars.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

SELLER:

SB ASIA INVESTMENT FUND II L.P.

By SAIF II GP Capital Ltd., the sole general partner of SAIF Partners II L.P., the sole general partner of SB Asia Investment Fund II L.P.

By:	/s/ Andrew Y. Yan
	Name:	Andrew Y. Yan
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

PURCHASER:

JOINGEAR LIMITED

By:	/s/ Kevin Xiaofeng Ma
	Name:	Kevin Xiaofeng Ma
	Title:	Authorized Signatory